Exhibit 99.1

Press Release

TNS, Inc. Closes New Credit Facility

RESTON, Va. — February 6, 2012— TNS, Inc. (“TNS”) (NYSE: TNS) announced today that it has completed a refinancing of its existing senior secured credit facilities.

The new senior secured credit facilities are comprised of a fully funded $350 million five-year term loan and a $100 million, five-year revolving credit facility, under which $25 million was drawn at closing.  The interest rate at closing on the new facilities is LIBOR plus 300 bps, compared to LIBOR plus 400 bps (with a 200 bps LIBOR floor) on the existing facilities.  The interest rate is subject to a leverage based pricing grid. The other terms of the new senior secured credit facilities are substantially similar to those of the existing facilities.  The company has used the proceeds from the new senior secured credit facilities to repay all amounts outstanding under the existing facilities, under which there was $373 million outstanding, as well as to pay fees and expenses associated with the new senior secured credit facilities of approximately $7 million.

SunTrust Robinson Humphrey, Inc. and Bank of America Merrill Lynch, at the Company’s direction, acted as joint lead arrangers for the new credit facility.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “Given our continued strong operating cash flow generation, TNS opportunistically conducted this refinancing to lock in prevailing low interest rates. The terms of the new facility are substantially similar to the previous and extend the maturity of the facility to 2017.  We remain focused on pursuing our investment and growth initiatives with even greater financial flexibility.”

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, longer than expected sales cycles, customer delays in migration, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2011.  In addition, the statements in this press release are made as of February 6, 2012.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to February 6, 2012.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

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